EMPLOYMENT AGREEMENT

            This Employment Agreement, dated as of January 17, 2000 (this "Agreement"), is by and between American Home Mortgage Holdings, Inc., a Delaware corporation (the "Company"), and Jeffrey L. Lake (the "Executive").


            Whereas the Company wishes to assure itself of the services of the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.


            Now, Therefore, the Company and the Executive hereby agree as follows:

            1. Definitions. Unless defined elsewhere in this Agreement, capitalized terms contained herein shall have the meanings set forth or incorporated by reference in Section 17.

            2. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts such employment by the Company and/or any subsidiary of the Company, during the term set forth in Section 3 and on the other terms and conditions of this Agreement.

            3. Term.

            (a) The term of this Agreement shall commence as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, American Home Mortgage Sub II, Inc. (the "Subsidiary"), First Home Mortgage Corp. ("First Home") and the stockholders of First Home listed on the signature pages thereto (the "Merger Agreement"), and, subject to Section 3(b), shall terminate at the close of business on the fifth anniversary of that date (the "Fifth Anniversary").

            (b) The term of this Agreement set forth in Section 3(a) shall be extended or further extended, as the case may be, without any action by the Company or the Executive, on the Fifth Anniversary and on each subsequent anniversary of the date hereof, for an additional period of one year, until either party gives written notice to the other party in advance of any anniversary of the date hereof, in the manner set forth in Section 14, that the term in effect when such notice is given is not to be extended or further extended, as the case may be, beyond the year following the next anniversary. If the Executive shall continue in the full-time employment of the Company after the Fifth Anniversary, such continued employment shall be subject to the terms and conditions of this Agreement; provided, however, that the Executive's compensation shall be determined by mutual agreement between the Company and the Executive, to be negotiated within the six months prior to the Fifth Anniversary.

            4. Position, Duties and Responsibilities, Rights.

            (a) During the term of this Agreement, the Executive shall serve as, and be elected to and hold the office and title of, Senior Executive Vice President of the Company. As such, the Executive shall report only to the Chief Executive Officer of the Company and the Board of Directors of the Company, and shall have all of the powers and duties usually incident to the office of Senior Executive Vice President of the Company, and shall have powers to perform such other reasonable additional duties as may from time to time be lawfully assigned to the Executive by the Chief Executive Officer of the Company or the Board of Directors.

            (b) During the term of this Agreement, the Executive agrees to devote substantially all the Executive's time, efforts and skills to the affairs of the Company during the Company's normal business hours, except for vacations, illness and incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods to (i) manage the Executive's personal investments, (ii) participate in professional, educational, public interest, charitable, civic or community activities, including activities sponsored by trade organizations, and (iii) serve as a director or member of an advisory committee of any corporation not in competition with the Company or any of its subsidiaries, or as an officer, trustee or director of any charitable, educational, philanthropic, civic, social or industry organizations, or as a speaker or arbitrator; provided, however, that the performance of the Executive's duties or responsibilities in any of such capacities does not materially interfere with the regular performance of the Executive's duties and responsibilities hereunder.

            5. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based in the Chicago Metropolitan Area, and shall not be required to be absent therefrom on travel status or otherwise for more than a reasonable time each year as necessary or appropriate for the performance of the Executive's duties hereunder.

            6. Compensation.

            (a) During the term of this Agreement, the Company shall pay the Executive, and the Executive agrees to accept, an amount to be determined as set forth below as compensation for his services rendered hereunder, which amount shall be paid in installments no less frequently than monthly in accordance with the Company's customary practice.

            (b) During the period beginning on the closing date of the Merger Agreement and ending on March 31, 2000, the Company shall pay the Executive, and the Executive agrees to accept, a salary at the bi-weekly rate of $20,192.31 (to be prorated for any portion of such period that does not constitute at least two weeks) to be paid no less frequently than bi-weekly. Beginning on April 1, 2000 and during the remaining term of this Agreement, the Executive shall be entitled to a bi-weekly commission, as determined by the Company, that will be an amount equal to the excess of (i) 50% of the surcharge for each loan funded during such period added to the cost established by the Company in its sole and absolute discretion and set forth on its posted interest rates, over (ii) $13,846.15 per bi-weekly pay period during the first two years of this Agreement and $13,134.61 per bi-weekly pay period during the next three years of this Agreement (the "Commission"). In determining the cost, the Company shall give effect to many factors, including, but not limited to: general volatility of the capital markets; changes in the real estate market; corporate overhead; interest rates; and the general economy of the markets in which the Company and the Subsidiary operate. Such surcharge shall apply only to the loans for which the Executive accepted the application and which were funded by the Company in accordance with the Company's customary standards, policies and procedures.

            (c) On April 30, or on such later date as set forth in Section 2.4 of the Merger Agreement, of each calendar years of 2001, 2002, 2003, 2004 and 2005, the Executive shall receive stock options for 25% of the number of shares of Common Stock to be determined by dividing (A) a fraction, the numerator of which shall be the product of 3% of the Net Income (as defined in the Merger Agreement) for the prior calendar year times the Company's P/E (the ratio of the Company's price of Common Stock divided by earnings per share of Common Stock reported for the applicable calendar year, where the price of the Common Stock is based on the average closing price for the last twenty-trading-day period for such prior year) and the denominator of which shall be five; by (B) the Fair Market Value (as defined in the Merger Agreement) as of the grant date; provided, that unless otherwise provided herein, such options will be subject to the terms and conditions of the 1999 Omnibus Stock Incentive Plan of the Company (the "Plan"). In the event that the number of shares of Common Stock available under the Plan is not sufficient to issue all of the options required to be issued to the Executive on any date pursuant to this Section, the Purchaser shall use its best efforts to amend the Plan to increase the number of shares of Common Stock available under the Plan so that the Plan would include a number of shares of Common Stock sufficient to allow the issuance of all of the options required to be issued to the Executive on any date pursuant to this Section. In such event, if the Plan is amended to allow the issuance of the options required to be issued to the Executive pursuant to this Section, the Purchaser shall promptly thereafter issue such options to the Executive. The options granted pursuant to this Section shall (i) vest after two years from the date of grant,
(ii) expire after 10 years from the date of grant and (iii) have an exercise price equal to the Fair Market Value as of the grant date.

            For purposes of this Section, the Net Income shall be determined as provided in the Merger Agreement; provided, however, that such Net Income shall be determinable only with respect to First Home Group (as defined in the Merger Agreement).

            (d) During the term of this Agreement, the Executive shall be entitled to (i) perquisites, including, without limitation, an office and secretarial and clerical staff, and (ii) fringe benefits, including, without limitation, health insurance, in each case at least equal to, and on the same terms and conditions as, those attached to the Executive's office on the date hereof, as the same may be improved from time to time during the term of this Agreement, as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by the Executive in the course of the Executive's duties.

            (e) The Executive, the Executive's dependents and beneficiaries shall be entitled to all benefits and service credit for benefits during the term of this Agreement to which senior officers of the Company and their dependents and beneficiaries are entitled as the result of the employment of such officers during the term of this Agreement under the terms of employee plans and practices of the Company and its subsidiaries, including, without limitation, any pension plans, profit sharing plans, any non-qualified deferred compensation plans and related "rabbi" trusts, the Company's life insurance plans, its disability benefit plans, its vacation and holiday pay plans, its medical, dental and welfare plans, and other present or successor plans and practices of the Company and its subsidiaries for which senior officers, their dependents and beneficiaries are eligible, and to all payments and other benefits under any such plan or practice subsequent to the term of this Agreement as a result of participation in such plan or practice during the term of this Agreement.

            7. Termination of Employment.

            (a) The term of this Agreement shall terminate upon the death of the Executive.

            (b) The Company may terminate the Executive's employment during the term of this Agreement for Cause as provided in Section 7(b)(i) or in the event of Disability as provided in Section 7(b)(ii).

                     (i) This Agreement shall be considered terminated for "Cause" only:

                        (A) if the Executive willfully and repeatedly fails to
            substantially perform the Executive's duties hereunder, other than by reason of a Disability;

                        (B) if the Executive is grossly negligent or engages in
            gross misconduct in the performance of the Executive's duties hereunder;

                        (C) if the Executive knowingly engages in an act of
            dishonesty, an act of fraud or embezzlement, or any conduct resulting in a felony conviction; or

                        (D) if the Executive violates the provisions of the
            Non-Competition Agreement of even date hereof between the Executive and the Company in substantially the form of Exhibit A hereof (the "Non-Competition Agreement")

      and, in the case of each of clauses (A), (B) (C) and (D) above, the applicable conditions set forth in Section 7(e) are satisfied.

            Anything in this Section 7(b) to the contrary notwithstanding, the Executive's employment shall in no event be considered terminated by the Company for Cause if termination takes place (I) as the result of bad judgment or negligence on the part of the Executive other than gross negligence or willful or reckless misconduct, (II) for any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses of an officer or director under the Bylaws or Certificate of Incorporation of the Company or the Subsidiary or the laws of the State of Delaware or the directors' or officers' liability insurance of the Company or the Subsidiary in each case as in effect at the time of such act or omission, (III) as the result of an act or omission which occurred more than three calendar months prior to the Executive's having been given Notice of Termination for such act or omission unless the commission of such act or such omission was not or could not reasonably have been, at the time of such commission or omission, known to a member of the Boards of Directors (other than the Executive) , in which case more than three calendar months from the date the commission of such act or such omission was or could reasonably have been so known, (IV) as the result of a continuing course of action which commenced and was or could reasonably have been known to a member of the Boards of Directors (other than the Executive) more than three calendar months prior to Notice of Termination having been given to the Executive for such course of action, or (V) because of an act or omission believed by the Executive in good faith to have been in, or not opposed to, the interests of the Company.

                     (ii) The term "Disability" as used in this Agreement means an accident or physical or mental illness which prevents the Executive from substantially performing the Executive's duties hereunder for six consecutive months. The term of this Agreement shall end as of the close of business on the last day of such six month period but without prejudice to any payments due to the Executive in respect of disability under this Agreement or any plan or practice of the Company. The amount of any payments payable under Section 6(a) during such six month period shall be reduced by any payments to which the Executive may be entitled for the same period because of disability under any disability or pension plan or arrangement of the Company or any subsidiary or affiliate thereof.

            (c) The Executive may terminate the Executive's employment during the term of this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) a reduction of the Executive's Base Salary or any other failure by the Company to comply with Section 6; (ii) failure by the Company to comply with Section 5; (iii) failure by the Company to obtain the assumption of, and the agreement to perform, this Agreement by any successor as contemplated in Section 10(a); (iv) such reduction described in the foregoing clause (i) or failure described in the foregoing clauses (ii) or (iii), as the case may be, is not cured within 30 days after receipt by the Company of written notice from the Executive describing such event; or (v) the occurrence of a Change of Control and any action by the Company that results in a diminution or other adverse change in the Executive's job description, responsibilities, working condition or authority.

            (d) Notwithstanding anything to the contrary set forth herein, the Company shall have the right to terminate the Executive's employment for any reason other than Cause at any time, subject to the consequences of such termination as set forth in Section 8.

            (e) In no event shall the Company be entitled to terminate the Executive's employment during the term of this Agreement for Cause pursuant to
Section 7(b), unless and until all of the following take place, provided that Sections 7(e)(i) through (iii) shall not apply to any termination for Cause pursuant to Section 7(b)(i)(C):

                     (i) the Secretary of the Company gives written notice to the Executive (the "Warning Notice") setting forth (A) the specific provision of this Agreement that the Executive is alleged to have failed to satisfy, (B) the acts or omissions alleged to constitute such failure,
      (C) the date on which the Executive shall be given a reasonable opportunity to appear before and be heard by the Board of Directors of the Company concerning the allegations, which date shall be not less than 30 nor more than 90 days after the Executive's receipt of the Warning Notice, and (D) the loss of rights under this Agreement that shall occur unless the Executive diligently and in good faith takes reasonable steps to remedy such failure within 30 days after the Executive's receipt of the Warning Notice;

                     (ii) the Executive does not diligently and in good faith take all reasonable steps to remedy such failure within 30 days after the Executive's receipt of the Warning Notice; and

                     (iii) the Executive is given a reasonable opportunity to appear before and be heard by the Board of Directors concerning the allegations, in accordance with the Warning Notice.

            (f) Any termination by the Company pursuant to Section 7(b) or by the Executive pursuant to Section 7(c) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

            (g) "Date of Termination" shall mean (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to Section 7(b)(ii), 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30 day period), and (iii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

            8. Compensation on Termination. The parties recognize and agree that, if the Company terminates the Executive's employment during the term of this Agreement other than pursuant to Section 7(b), or if the Executive terminates the Executive's employment during the term of this Agreement for Good Reason pursuant to Section 7(c), the actual damages to the Executive would be difficult if not impossible to ascertain and agree that the Executive's sole remedy shall be a right to receive amounts determined and paid in accordance with the provisions of this Section 8. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall any compensation earned by the Executive in other employment or otherwise reduce the amount of any payment provided for in this Section 8.

            (a) If the Company shall terminate the Executive's employment during the term of this Agreement other than pursuant to Section 7(b), or if the Executive shall terminate the Executive's employment during the term of this Agreement for Good Reason pursuant to Section 7(c), then, as severance pay or liquidated damages or both:

                     (i) the Company shall pay the Executive the Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with any other amounts payable to the Executive under Section 6 for periods prior to the Date of Termination; and

                     (ii) the Company shall pay the Executive the greater of (a) $100,000 or (b) three times the average monthly commission for the six months immediately preceding the Date of Termination, in each case payable in three equal monthly installments, beginning one month after the Date of Termination.

            (b) If the Executive's employment terminates under any circumstance that does not entitle the Executive to payments under Section 8(a) (including a termination by reason of the death or Disability of the Executive, or by reason of the Company or the Executive electing not to extend or further extend the term of this Agreement pursuant to Section 3(b)), the Executive shall not be entitled to receive any compensation under Section 6 accruing after the date of such termination, or any payment under Section 8(a)(ii).

            9. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

            10. Successors; Binding Agreement.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such agreement with a successor shall release the Company without the Executive's express written consent. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive's employment were terminated by the Company other than pursuant to Section 7(b), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

            (b) If the Executive should die while any amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the Executive's devisees, legatee, or other designee or, if there be no such designee, to the Executive's estate.

            (c) Except as to withholding of any tax under the laws of the United States or any state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by legal representatives without the Company's prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, the Executive's beneficiaries or legal representatives against any right or interest hereunder or any amount payable at any time hereunder to the Executive, the Executives beneficiaries or legal representatives; provided, however, that nothing in this
Section 10 shall preclude the Executive from designating a beneficiary to receive any benefit payable on the Executive's death, or the legal representatives of the Executive from assigning any rights hereunder to the Person or Persons entitled thereto under the Executive's will or, in case of intestacy, to the Person or Persons entitled thereto under the laws of intestacy applicable to the Executive's estate.

            11. Parties. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Executive, the Executive's heirs, beneficiaries and legal representatives.

            12. Entire Agreement; Amendment.

            (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements between the parties with respect to the subject matter hereof.

            (b) Any amendment of this Agreement shall not be binding unless in writing and signed by both (i) an officer or director of the Company duly authorized to do so and (ii) the Executive.

            13. Enforceability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

            14. Notices. All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be sent by hand delivery, registered or certified mail, return receipt requested, overnight courier or facsimile, if to the Executive, to him at 950 North Elmhurst Road, Mt. Prospect, IL 60056, Attention: Jeffrey L. Lake,
Facsimile: (847) 259-9307 with a copy to Lorenzini & Dressler, Ltd., 1900 Spring Road, Ste. 501, Oak Brook, IL 60523, Attention: Ronald N. Lorenzini, Jr.,
Facsimile: (630) 684-0410, and, if to the Company, to it at its principal executive offices at 12 East 49th Street, New York, NY 10017, Attention: Human Resources Officer, Facsimile: 212-546-6834, with a copy to Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, Attention: Louis Bevilacqua, Esq., Facsimile: 212-504-6666, and shall be deemed given when sent, provided that any Notice of Termination or other notice given pursuant to
Section 7 shall be deemed given only when received. Either party may by like notice to the other party change the address at which the Executive or it is to receive notices hereunder.

            15. Governing Law. THIS AGREEMENT IS EXECUTED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            16. Effective Date. This Agreement shall become effective upon consummation of the transactions contemplated by the Merger Agreement.

            17. Definitions. The following terms, when capitalized in this Agreement, shall have the meanings set forth or incorporated by reference in this Section 17.

            (a) "Base Salary" shall have the meaning set forth in Section 6(a).

            (b) "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

            (c) "Cause" shall have the meaning set forth in Section 7(b)(i).

            (d) "Change of Control" shall be deemed to have occurred if (A) Michael Strauss, directly or indirectly, is no longer the largest stockholder of the Company or any successor as contemplated in Section 10(a), or (B) Michael Strauss is neither the Chief Executive Officer nor the Chief Operating Officer of the Company or any successor as contemplated in Section 10(a).

            (e) "Common Stock" means shares of common stock, par value $0.01 per share, of the Company.

            (f) "Company" means American Home Mortgage Holdings, Inc., a Delaware corporation, and any successors to its business and/or assets, which executes and delivers an agreement provided for in Section 10(a) or which otherwise becomes bound by all the terms and conditions of this Agreement by operation of law.

            (g) "Date of Termination" shall have the meaning set forth in
Section 7(g).

            (h) "Disability" shall have the meaning set forth in Section 7(b)(ii). "Good Reason" shall have the meaning set forth in Section 7(c).

            (i) "Good Reason" shall have the meaning set forth in Section 7(c).

            (j) "Notice of Termination" shall have the meaning set forth in
Section 7(f).

            (k) "Person" means any individual, corporation, partnership, limited liability company, limited duration company, trust or other entity of any nature whatsoever.

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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                       American Home Mortgage Holdings, Inc.



                                       By: /s/ Michael Strauss
                                           -------------------------------------
                                           Name:  Michael Strauss
                                           Title: President and CEO


                                       /s/ Jeffrey L. Lake
                                       -----------------------------------------
                                       Jeffrey L. Lake